                                   EXHIBIT 11
                          MODINE MANUFACTURING COMPANY
                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)
                                                      Three months ended       Nine months ended
                                                    ----------------------   ----------------------
                                                         December 26              December 26
                                                    ----------------------   ----------------------
                                                      1995         1994        1995         1994
                                                    ---------    ---------   ---------    ---------
Primary
     Weighted average shares outstanding             29,641       29,702      29,655       29,672

     Share equivalents for period prior to
       exercise (options exercised)                      12           18          26           50

     Net shares issuable, assuming exercise
       of options using average market price
       and employing the treasury stock method.         665          843         773          824
                                                    -------      -------     -------      -------

     Average common share and common
       share equivalents                             30,318       30,563      30,454       30,546
                                                    =======      =======     =======      =======

     Net earnings for the period                    $14,855      $17,413     $47,574      $49,044
                                                    =======      =======     =======      =======

     Net earnings per share of common stock           $0.49        $0.57       $1.56        $1.61
                                                    =======      =======     =======      =======

Fully Diluted
     Weighted average shares outstanding             29,641       29,702      29,655       29,672

     Share equivalents for period prior to
       exercise (options exercised)                      12           18          26           53

     Net shares issuable, assuming exercise
       of options using ending market price
       (unless antidilutive) and employing
       the treasury stock method                        665          844         773          824
                                                    -------      -------     -------      -------

     Average common share and common
       share equivalents                             30,318       30,564      30,454       30,549
                                                    =======      =======     =======      =======

     Net earnings for the period                    $14,855      $17,413     $47,574      $49,044
                                                    =======      =======     =======      =======

     Net earnings per share of common stock           $0.49        $0.57       $1.56        $1.61
                                                    =======      =======     =======      =======

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